Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Midwest Generation, LLC of our report dated March 10, 2004, except for Note 16 which is as of June 8, 2004, relating to the financial statements, which appear in Midwest Generation, LLC's Current Report on Form 8-K dated June 8, 2004 and the financial statement schedule, which appears in Midwest Generation, LLC’s Annual Report on Form 10-K for the year ended December 31, 2003.  We also consent to the references to us under the headings “Experts” and “Selected Financial Information” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

June 8, 2004